Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Incentive Award Plan of Camping World Holdings, Inc. of our report dated June 10, 2016 with respect to the balance sheet of Camping World Holdings, Inc., and our report dated June 10, 2016 with respect to the consolidated financial statements of CWGS Enterprises, LLC and subsidiaries included in Camping World Holdings, Inc.’s  Registration Statement (Form S-1 No. 333-211977) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 6, 2016